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                                                                    EXHIBIT (i)

PAGE 1


April 22, 2002




Securities and Exchange Commission
450 Fifth Street
Washington, D.C. 20549

Re:      Enterprise Accumulation Trust
         Registration Statement No. 33-21534

Dear Sir or Madam:


I am counsel to Enterprise Accumulation Trust (the "Trust"), and in so acting, have reviewed Post-Effective Amendment No. 28 (the "Post Effective Amendment") to the Trust's Registration Statement on Form N-1A, Registration File No. 33-21534. Representatives of the Trust have advised that the Trust will file the Post-Effective Amendment pursuant to paragraph (b) of Rule 485 ("Rule 485") promulgated under the Securities Act of 1933. In connection therewith, the Trust has requested that I provide this letter.


In my examination of the Post-Effective Amendment, I have assumed the conformity to the originals of all documents submitted to me as copies.

Based upon the foregoing, I hereby advise you that:

         (1) the Trust is a trust duly organized and validly existing in good standings under the laws of the State of Massachusetts;

         (2) the Common Stock to be offered has been duly authorized and, when sold as contemplated in the Amendments, will be validly issued, fully paid and nonassessable.


         (3) the prospectus included as part of the Post-Effective Amendment does not include disclosure which I believe would render it ineligible to become effective pursuant to Paragraph (b) of Rule 485.


Very truly yours,


/s/ Stuart M. Weitz


Stuart M. Weitz